Exhibit 3.1

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
FOR NEVADA PROFIT CORPORATIONS
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.        Name of Corporation:  Kent Financial Services, Inc.

2.        The articles have been amended as follows:

The Articles of Incorporation of the Corporation are amended by revoking current Section 3.1 of Article III and adopting the following in substitution thereof:

“Section 3.1. Authorized Stock.  The aggregate number of shares of capital stock which the Corporation shall have the authority to issue shall be 8,500,000 shares, 8,000,000 of which shall be Common Stock, with a par value of $0.10 per share (the “Common Stock”), and 500,000 of which shall be Preferred Stock, without par value (the “Preferred Stock”). Upon the effectiveness (the “Effective Time”) of the Certificate of Amendment to the Articles of Incorporation, each One Million Seven Hundred Seventy One Thousand One Hundred Seventy Five (1,771,175) shares of issued Common Stock outstanding immediately prior to the Effective Time, shall be combined and reclassified into two (2) fully-paid and non assessable shares of Common Stock; provided, however, that in lieu of any fractional interests in shares of Common Stock to which any shareholder would otherwise be entitled pursuant hereto (taking into account all shares of capital stock owned by such shareholder), the Corporation shall pay in cash for such fractional interest $1.75 per share of Common Stock held by such shareholder immediately prior to the Effective Time.”

3.
The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 1,771,175.

4.        Effective date and time of filing:  Date:  March 4, 2013    Time:  12:00 A.M.

5.        Signature:

 /s/ Bryan P. Healey